                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant  [X]
     Filed by a party other than the registrant  [ ]
     Check the appropriate box:
     [ ]  Preliminary proxy statement
     [X]  Definitive proxy statement
     [ ]  Definitive additional materials
     [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             TOLL BROTHERS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                             TOLL BROTHERS, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2).
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-5(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11

(1)  Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
    [ ]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the collecting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:

- --------------------------------------------------------------------------------
    (2)  Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
    (3)  Filing party:

- --------------------------------------------------------------------------------
    (4)  Date filed:

- --------------------------------------------------------------------------------
__________________
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    [ LOGO ]

                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                          HUNTINGDON VALLEY, PA 19006
                               ------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, MARCH 16, 1995
                               ------------------

     The Annual Meeting of Shareholders (the 'Meeting') of Toll Brothers, Inc. (the 'Company') will be held on Thursday, March 16, 1995, at 10:00 a.m., at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, for the following purposes:

          1. To elect three directors to hold office until the 1998 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. (The terms of office of the other five directors do not expire until 1996 or 1997.)

          2. To consider and act upon the selection of Ernst & Young LLP as the Company's independent auditors for the 1995 fiscal year.

          3. To consider and act upon the approval of the Company's Stock Option and Incentive Stock Plan (1995).

          4. To consider and act upon the proposed amendment to the Company's Key Executives and Non-Employee Directors Stock Option Plan (1993).

          5. To transact such other business as may properly come before the Meeting.

     The Board of Directors has fixed the close of business on January 20, 1995 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                                            BRUCE E. TOLL
                                              Secretary

February 14, 1995

                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                          HUNTINGDON VALLEY, PA 19006
                          ----------------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 16, 1995
                          ----------------------------

                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation (the 'Company'), for use at the Company's Annual Meeting of Shareholders (the 'Meeting'), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to shareholders of the Company (the 'Shareholders') on or about February 14, 1995.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted 'FOR' the nominees of the Board of Directors in the election of the three directors whose terms of office will extend until the 1998 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, 'FOR' the approval of Ernst & Young as the Company's independent auditors for the current fiscal year ending October 31, 1995, 'FOR' the approval of the Company's Stock Option and Incentive Stock Plan (1995), and 'FOR' the approval of the proposed amendment to the Company's Key Executives and Non-Employee Directors Stock Option Plan (1993).

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

     At the close of business on December 31, 1994, there were 33,441,509 shares of the Company's common stock (the 'Common Stock') outstanding. The record date fixed by the Board of Directors for the determination of Shareholders entitled to notice of and to vote at the Meeting is the close of business on January 20, 1995. At the Meeting, such Shareholders will be entitled to one vote for each share of Common Stock owned at the record date. There is no other class of voting securities outstanding. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of Common Stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. In the election of directors, Shareholders entitled to vote will not have cumulative voting rights.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information as of December 31, 1994 respecting the holdings of each person who was known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, of each director and nominee for director of the Company, and of all directors and executive officers of the Company as a group, except as otherwise noted below. Each of the individuals named below is a director (and Messrs. Robert I. Toll, Bruce E. Toll and Zvi Barzilay are also executive officers) of the Company and each beneficial owner named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated.

                                                                                           PERCENT OF
                                                                  AMOUNT AND NATURE OF       COMMON
NAME OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP(1)     STOCK(1)
- --------------------------------------------------------------  ------------------------  -------------
Robert I. Toll................................................            7,604,379(2)(3)        22.7
Bruce E. Toll.................................................            7,490,283(2)(4)        22.4
FMR Corp......................................................            3,308,000(5)            9.9
Zvi Barzilay..................................................              218,000                 *
Robert S. Blank...............................................               38,500                 *
Richard J. Braemer............................................               48,500                 *
Roger S. Hillas...............................................               55,500                 *
Carl B. Marbach...............................................               36,850(6)              *
Paul E. Shapiro...............................................               10,500                 *
All directors and executive officers as a group (9 persons)...           15,607,012(3)(4 (7)        46.7

- ------------------

    *      Less than 1%.
   (1)     Shares issuable pursuant to options exercisable within 60 days of December 31, 1994 are deemed to be beneficially owned; accordingly, information includes the following number of shares of Common Stock underlying options held by the following individuals, and all directors and executive officers as a group:
           Messrs. Robert I. Toll and Bruce E. Toll, 156,000 shares each; Mr. Barzilay, 207,000 shares; Messrs. Blank,
           Braemer and Hillas, 37,500 shares each; Mr. Marbach, 32,500 shares; Mr. Shapiro, 7,500 shares; and all directors and executive officers as a group, 776,000 shares.
   (2)     The address for Robert I. Toll and Bruce E. Toll is c/o Toll Brothers, Inc., 3103 Philmont Avenue, Huntingdon
           Valley, Pennsylvania 19006.
   (3)     Includes 20,000 shares owned by the Robert and Jane Toll Foundation of which Robert I. Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.
   (4)     Includes 25,000 shares owned by the Bruce E. Toll Foundation, of which Bruce E. Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.

   (5)     Based on a Schedule 13G of December 31, 1993 which states that the address of FMR Corp. ('FMR') is 82
           Devonshire Street, Boston, Massachusetts 02109, that the amount of shares is as of December 31, 1993 and that
           FMR has sole voting power with respect to 65,800 shares and sole investment power with respect to all shares indicated as beneficially owned by it.
   (6)     Includes 2,350 shares beneficially owned by individual retirement accounts for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 1,175 shares held by his wife's IRA.
   (7)     The Board of Directors, after reviewing the functions of all of the Company's officers, both in terms of designated function and functions actually performed, has determined that for purposes of Section 16 of the
           Securities Exchange Act of 1934 and the rules thereunder, and Regulation S-K, only the Chief Executive
           Officer, Chief Operating Officer, Executive Vice President, and Senior Vice President and Chief Financial
           Officer are deemed to be an officer or executive officer of the Company for reporting purposes under such provisions, respectively.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     At the Meeting, the Shareholders will elect three directors to hold office until the 1998 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose terms of office expire at the Meeting are Messrs. Zvi Barzilay, Richard J. Braemer and Carl B. Marbach.

     The Board of Directors has nominated Messrs. Zvi Barzilay, Richard J. Braemer and Carl B. Marbach to serve as directors until the 1998 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. Such nominees have indicated a willingness to continue to serve as directors. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which such proxy represents for the election of such other person as the Board of Directors may recommend. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted 'FOR' the election of Messrs. Zvi Barzilay, Richard J. Braemer and Carl B. Marbach.

     The nominees for election as the directors to be elected at the Meeting and the directors whose terms of office continue after the Meeting, together with certain information about them, are set forth below:

                                           DIRECTOR       TERM
NAME                             AGE         SINCE       EXPIRES               POSITIONS WITH THE COMPANY
- ---------------------------      ---      -----------  -----------  -------------------------------------------------
Robert I. Toll.............          54         1986         1996   Chairman of the Board of Directors and Chief
                                                                      Executive Officer
Bruce E. Toll..............          51         1986         1996   President, Chief Operating Officer, Secretary and
                                                                      Director
Zvi Barzilay...............          48         1994         1995   Executive Vice President and Director
Richard J. Braemer.........          53         1986         1995   Director
Carl B. Marbach............          53         1991         1995   Director
Robert S. Blank............          54         1986         1997   Director

Roger S. Hillas............          67         1988         1997   Director
Paul E. Shapiro............          53         1993         1997   Director

     Robert I. and Bruce E. Toll, who are brothers, co-founded the Company's predecessors' operations in 1967 and have been members of the Board of Directors since the Company's inception in May 1986. Both are also members of the Stock Option Committee which administers the Company's Amended and Restated Stock Option Plan (1986) (the '1986 Plan') and the Compensation Committee of the Board of Directors. Their principal occupations since the Company's inception have been related to their various homebuilding and other real estate related activities.

     Zvi Barzilay became a member of the Board of Directors in June 1994. Mr. Barzilay joined the Company in 1980 and held the position of Executive Vice President-Operations of the Company from September 1989 until October 1992 when he was appointed to the position of Executive Vice President of the Company.

     Richard J. Braemer became a member of the Board of Directors in September 1986. Since January 1994, Mr. Braemer has been a partner in the Philadelphia law firm of Ballard Spahr Andrews & Ingersoll. From May 1992 to December 1993, Mr. Braemer was a shareholder in the Philadelphia law firm of Hangley Connolly Epstein Chicco Foxman & Ewing, P.C. For more than five years prior to May 1992, Mr. Braemer was a shareholder or partner in the Philadelphia law firm of Braemer Abelson & Hitchner, and its predecessors. Mr. Braemer is a member of the Board of Directors of ADVANTA Corp., a publicly traded reporting company.

     Carl B. Marbach became a member of the Board of Directors in December 1991 and is a member of the Compensation Committee, the Audit Committee, the Stock Option Committee for the Key Executives and Non-Employee Directors Stock Option Plan (1993) (the '1993 Plan'), the Performance Based Compensation Committee for the 1986 Plan and the Administrative Committee for the Cash Bonus Plan. Since January 1995, Mr. Marbach has been President of Internetwork Publishing Corp., an electronic publisher, which he founded. From September 1992 to December 1994, Mr. Marbach was the President of M-2 Systems, Inc., a consulting firm which he founded. For more than five years prior to September 1992, Mr. Marbach had been President of Professional Press, a suburban Philadelphia-based publisher of computer periodicals and books, of which he was the founder.

     Robert S. Blank became a member of the Board of Directors in September 1986. For more than five years, Mr. Blank has been a partner in Whitcom Partners, a partnership with offices in New York City, which owns and operates newspapers and cable television systems and formerly owned and operated broadcast television stations and radio stations, in some cases in partnership with others. Mr. Blank is a member of the Board of Directors of Devon Group, Inc. a publicly traded reporting company.

     Roger S. Hillas became a member of the Board of Directors in April 1988. From July 1988 until December 1992, when Meritor Savings Bank was taken over by the Federal Deposit Insurance Corporation, Mr. Hillas was chairman and chief executive officer of Meritor Savings Bank, a publicly traded reporting company; since that time, he has been retired. For more than five years prior to July 1988, Mr. Hillas was chairman of PNC Financial Corp. and of Provident National Bank. Mr. Hillas is a member of the Board of Directors of P.H. Glatfelter Company, Consolidated Rail Corporation, VF Corporation and The Bon-Ton Stores, Inc., each of which is a publicly traded reporting company.

     Paul E. Shapiro became a member of the Board of Directors in December 1993 and is also a member of the Audit Committee, the Stock Option Committee for the 1993 Plan, the Performance Based Compensation Committee for the 1986 Plan and the Administrative Committee for the Cash Bonus Plan. Since January 1994, Mr. Shapiro has been an Executive Vice President/General Counsel of Marvel Entertainment Group, Inc., a publicly traded reporting company. From March 1991 to December 1993, Mr. Shapiro was a shareholder of the West Palm Beach, Florida law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental and is currently of counsel to that firm. From September 1988 to February 1991, Mr. Shapiro was a shareholder in the West Palm Beach, Florida law firm of Shapiro & Bregman, P.A.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the Company's last fiscal year and also acted by unanimous consent in writing.

     The Board of Directors currently has an Audit Committee, a Stock Option Committee for the 1986 Plan, a Performance Based Compensation Committee for the 1986 Plan, a Stock Option Committee for the 1993 Plan, an Administrative Committee of the Cash Bonus Plan and a Compensation Committee. The Audit Committee held two formal meetings during the Company's last fiscal year, which were attended by the Company's independent auditors, one telephonic meeting and also periodically conferred informally to discuss the scope of the annual audit and questions of accounting policy and internal controls. The Compensation Committee, which considers and determines all compensation matters relating to the Company's executive officers, held one formal meeting during the Company's last fiscal year, and the Stock Option Committee for the 1986 Plan, held no formal meetings during the Company's last fiscal year, but met informally. The Performance Based Compensation Committee for the 1986 Plan, the Stock Option Committee for the 1993 Plan and the Administrative Committee for the Cash Bonus Plan, each held one formal meeting during December 1994.

COMPENSATION OF DIRECTORS

     Since January 1, 1994, non-employee directors receive $4,000 for each full-day meeting that they attend, $2,000 for each half-day meeting that they attend, and $1,500 for each telephonic Board of Directors' meeting or committee meeting in which they participate. Prior to January 1, 1994, non-employee directors received $3,000 for each full day meeting that they attended, $1,500 for each half-day meeting that they attended and $750 for each telephonic Board of Directors meeting or committee meeting in which they participated. In addition, each non-employee director receives an annual grant of options for 15,000 shares of the Company's Common Stock under the 1993 Plan.

                       THE BOARD OF DIRECTORS RECOMMENDS
                VOTING 'FOR' EACH OF THE NOMINEES FOR DIRECTOR.

                                  PROPOSAL TWO
                 APPROVAL OF THE COMPANY'S INDEPENDENT AUDITORS

     The Company's Board of Directors recommends that the Shareholders consider and approve a proposal to select Ernst & Young, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors for the current fiscal year ending October 31, 1995. A representative of Ernst & Young is expected to be present at the Meeting, will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of Shareholders.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING 'FOR'
                 THE APPROVAL OF ERNST & YOUNG AS THE COMPANY'S
                 INDEPENDENT AUDITORS FOR THE 1995 FISCAL YEAR.

                                 PROPOSAL THREE
                   APPROVAL OF THE COMPANY'S STOCK OPTION AND
                          INCENTIVE STOCK PLAN (1995)

     On January 31, 1995, the Board of Directors of the Company adopted the Toll Brothers, Inc. Stock Option and Incentive Stock Plan (1995) (the '1995 Plan'), subject to the approval of Shareholders. The 1995 Plan is intended to replace the Company's Amended and Restated Stock Option Plan (1986) (the '1986 Plan'), as to which no more options will be granted (except to complete the formula grant provisions thereunder). As the Company's principal stock option and incentive plan, along with the 1993 Plan, it is intended to serve as an additional incentive to all employees and directors of the Company and its affiliates (as defined) to devote themselves to the future success of the Company by providing them with an opportunity to increase their proprietary interest in the Company through the receipt of options to purchase the Company's Common Stock ('Options') and/or through incentive stock awards involving the transfer or issuance of shares of the Company's Common Stock subject to conditions of forfeiture ('Awards'). The 1995 Plan has been structured to comply with the applicable provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and Rule 16 b-3 thereunder.

     Each Option granted under the 1995 Plan is intended to be an incentive stock option ('ISO') within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the 'Code'), for federal income tax purposes, except to the extent (i) any such ISO grant would exceed the limitation set forth in Paragraph 7 below, which describes maximum grants, (ii) any Option is specifically designated at the time of grant as not being an ISO, and (iii) any Option is granted to Robert I. Toll or Bruce E. Toll (the 'Executives') under the formula grant provisions set forth in Paragraph 10 below. No Option granted to a person who is not an employee of the Company or an affiliate on the date such Option is granted, shall be an ISO.

     In the opinion of the Board of Directors of the Company, the ability to grant Options and make Awards to employees and non-employee members of the Board of Directors of the Company permits the Company to recognize the contributions made to the Company by such persons and provides them with an additional incentive to enter into or remain in the employ of the Company or on the Board of Directors and to devote themselves to the Company's success by providing them with an opportunity to acquire or increase their proprietary interest in the Company.

     Employees and directors of the Company and its affiliates (as defined) are presently eligible to receive Options under the 1986 Plan. As noted above, if the Shareholders approve the 1995 Plan, there will be no further grants under the 1986 Plan, except with respect to Options which may be awarded to the Executives under the formula grant provisions thereof where defined target performance or time periods have already begun to run (the formula grant provisions of the 1995 Plan have been designed to commence upon expiration of their counterparts in the 1986 Plan).

     The key provisions of the 1995 Plan are summarized below.

          1. Shares Subject to the 1995 Plan. The maximum number of shares of Common Stock of the Company which shall be available for the grant of Options and Awards under the 1995 Plan in the calendar year in which the 1995 Plan is approved by the Shareholders shall be 2,000,000. In each subsequent calendar year, the maximum number of shares of Common Stock which shall be available for the grant of Options and Awards under the 1995 Plan shall be equal to the sum of (i) the number of shares of Common Stock available for Options and Awards under the 1995 Plan in the immediately preceding year which were not covered by Options and Awards granted in such year and (ii) two percent (2%) of the number of shares of Common Stock outstanding (including treasury shares) as of the first day of the subsequent year. Notwithstanding the foregoing, in no event shall (x) more than 2,500,000 shares of Common Stock be available in the aggregate for the issuance of Common Stock pursuant to ISOs granted under the 1995 Plan, and
     (y) more than 2,500,000 shares of Common Stock be available for the grant of Options and Awards in any single calendar year. Additionally, notwithstanding anything to the contrary otherwise contained in the 1995 Plan, no employee shall be granted Options to purchase more than 1,000,000 shares of Common Stock during any single calendar year. The amount of shares issuable with respect to Options and Awards granted under the 1995 Plan is subject to adjustment in the event of a stock dividend, stock split or certain other capital adjustments. As of February 6, 1995, the aggregate market value of the 2,000,000 shares of Common Stock for which Option and Awards may be granted in the year in which the 1995 Plan is approved by the Shareholders was $26,250,000.

          2. Administration. The 1995 Plan will be administered by the Board of Directors of the Company or a committee of the Board of Directors (in either case referred to hereinafter as the 'Committee'), provided, however, that a Performance Based Compensation Committee for the 1995 Plan shall administer the 1995 Plan with respect to Options granted to the Executives. Except with respect to Options which may or are required to be granted to the Executives, the Committee will have the authority to determine to whom and the times at which Options and Awards shall be granted, the number of shares of the Company's Common Stock subject to Options or Awards granted and the price and other terms and conditions thereof.

          3. Eligibility. All employees and directors of the Company and its affiliates (as defined) are eligible to receive Options and Awards under the 1995 Plan; provided, however, that the Executives are only eligible to be granted Options pursuant to special provisions summarized in Paragraph 10 below, and, provided further, that the Executives shall not be eligible to receive Awards. There are currently approximately 900 persons who will be eligible to participate in the 1995 Plan.

          4. Term of 1995 Plan. The 1995 Plan was effective January 31, 1995, subject to approval of Shareholders. No Option or Award may be granted under the 1995 Plan after January 31, 2005.

          5. Term of Options. All Options terminate on the earliest of: (a) the expiration of the term specified in the document granting the Option, which shall not exceed (i) 10 years (for an ISO) or 10 years and one day (for a non-qualified stock option) from the date of grant or (ii) 5 years (for an
     ISO) from the date of grant if the optionee owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its affiliates (as defined); (b) the expiration of three months (or such shorter period as the Committee may select) from the date the optionee's employment terminates for any reason other than disability, death or a 'Change of Control;' (c) the expiration of one year from the date on which the optionee's employment terminates due to such optionee's disability or death; (d) the date set by the Committee to be an accelerated expiration date in the event of a 'Change of Control;' (e) the date set by the Committee to be an accelerated expiration date after a finding by the Committee that a change in the financial accounting treatment for Options from that in effect on the date the 1995 Plan was adopted adversely affects or, in the determination of the Committee, may adversely affect in the foreseeable future, the Company; and (f) a finding by the Committee that the optionee has breached his employment or service contract with the Company or an affiliate (as defined) or has been engaged in any sort of disloyalty to the Company.

          Notwithstanding the limitations described under clauses (b)-(f) above, the Committee may extend the period during which an Option may be exercised to a date no later than the date of expiration of the term specified in the document granting the Option.

          In addition, non-qualified stock options granted or to be granted to the Executives have further limitations on their term, as described in Paragraph 10 below.

          6. Option Price. The exercise price of Options will be at least 100% of the fair market value of the Company's Common Stock subject to the Option on the date the Option is granted; or in the case of an ISO, at least 110% of the fair market value of the Company's Common Stock on the date the Option is granted if the recipient owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate (as defined).

          7. Maximum Grant. Any ISO granted under the 1995 Plan will limit the number of shares of the Company's Common Stock for which an optionee first may exercise the Option in any calendar year to shares of the Company's Common Stock with an aggregate fair market value, determined at the time the Option is granted, not to exceed $100,000. The $100,000 exercise limit for any calendar year shall be reduced by the fair market value of shares of the Company's Common Stock for which the optionee was granted an ISO (determined at the time of such ISO grant) under any other plan of the Company or affiliate (as defined) that first becomes exercisable in such calendar year. In addition, no director, except for the Executives, may receive Options to purchase, in the aggregate, more than 450,000 shares of the Company's Common Stock under the 1995 Plan.

          8. Payment. An Option holder may pay for shares covered by an Option in cash, by certified check payable to the order of the Company or by such other mode of payment as the 1995 Plan Committee may approve, including payment through a broker in accordance with certain federal laws, or payment in whole or in part of unencumbered shares of the Company's Common Stock held by the optionee for more than one year. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may refuse to accept shares of Common Stock in payment of the Option exercise price.

          9. Option Document; Restriction on Transferability. All Options, with the exception of those granted to the Executives pursuant to the provisions summarized in Paragraph 10 below, will be evidenced by a written Option document containing provisions consistent with the 1995 Plan. No Option granted under the 1995 Plan may be transferred, except by will, by the laws of descent and distribution or, in the case of a non-qualified stock option, pursuant to a qualified domestic relations order as defined by the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended.

          10. Special Provisions for Grant of Options to the
     Executives. Options will be granted to the Executives and will become exercisable under the 1995 Plan only in accordance with the following terms:

             A. Each Executive will be granted an Option by the Board of Directors to purchase 50,000 shares of Common Stock, effective on November 1, 1996 and on each of the following two successive November firsts thereafter.

             B. For each fiscal year during the period from November 1, 1995 to October 31, 1998 in which the 'Pre-Tax Return on Equity' is at least 20%, each Executive will be granted an Option, 60 days after the end of such fiscal year, but no later than the last business day of the calendar year in which such fiscal year ends (or if the Company's net income before income taxes and extraordinary items has not at that time been determined by its independent auditors, then ten days after the Company announces its net income before income taxes and extraordinary items for such fiscal year), to purchase 30,000 shares plus 1,250 shares for each additional one percent by which the 'Pre-Tax Return on Equity' exceeds 20% (but no more than an aggregate of 75,000 shares in any fiscal year). The 1995 Plan defines 'Pre-Tax Return on Equity' as the percentage of shareholders' equity of the Company (as defined) as of the beginning of the applicable fiscal year represented by the Company's net income before income taxes and extraordinary items for such fiscal year.

             C. For the three fiscal year period commencing November 1, 1994 and ending October 31, 1997, if the 'After-Tax Return on Equity' is equal to at least 45%, each Executive will be granted an Option, 60 days after the end of such three fiscal year period, but no later than the last business day of the calendar year in which such three fiscal year period ends (or if the Company's net income after income taxes has not at that time been determined by its independent auditors, then ten days after the Company announces its net income after income taxes for the last fiscal year in the period), to purchase 100,000 shares plus 2,500 shares for each one percent by which the 'After-Tax Return on Equity' exceeds 45% (but no more than an aggregate of 200,000 shares for such three year period). The 1995 Plan defines 'After-Tax Return on Equity' as the percentage of shareholders' equity of the Company (as defined) as of October 31, 1994 represented by the Company's cumulative consolidated net income (or loss) for the three fiscal years beginning November 1, 1994 and ending October 31, 1997.

             D. For each consecutive two year period, commencing on each of March 1, 1995, 1996 and 1997 in which the 'Increase in Common Stock Value' is at least equal to 40%, each Executive will be granted an Option, ten business days following the end of each such two year period, to purchase 30,000 shares plus 1,250 shares for each one percent by which the 'Increase in Common Stock Value' exceeds 40% (but no more than an aggregate of 100,000 shares for any such two year period). The 1995 Plan defines 'Increase in Common Stock Value' as the increase, if any, between the fair market value per share of Common Stock at the beginning of each such period and the fair market value at the end of each such period, expressed as a percentage of the fair market value per share of Common Stock at the beginning of each such period.

          All Options granted to the Executives will be non-qualified stock options. All Options granted to the Executives are immediately exercisable, except for those Options granted under A above which do not vest or become exercisable until one year from the date of grant. All Options granted under A, B, C and D above are independent of each other and Options may be granted under any or all such provisions, to the extent earned.

          If an Executive ceases to be chief executive officer or chief operating officer, as applicable, during any such period in respect of which Options may be granted pursuant to the foregoing provisions, he (i) shall not be granted any additional Options under A, B, C and D above unless all events establishing his entitlement to one or more such grants of Options, other than the grant itself, have occurred prior to his ceasing to be chief executive officer or chief operating officer, as applicable, and (ii) shall not be permitted to exercise his Options granted under A above if such Options were not exercisable by the Executive when he ceased to be chief executive officer or chief operating officer, as applicable. Thus, such Options described under A, B, C and D above are not affected by the Executive's membership on the Committee, but are affected by the Executive's service as chief executive officer or chief operating officer, as applicable. In addition, the term provisions described in Paragraph 5 above, also apply to Options granted to the Executives.

          11. Award Agreements; Restrictions and Conditions of Forfeiture. All Awards shall be evidenced by a written Award agreement containing provisions consistent with the 1995 Plan including the purchase price, if any, which applies to the Award. The Committee may specify in an Award agreement any conditions under which the recipient of the Award shall be required to convey to the Company the shares of Common Stock covered by the Award. All restrictions shall lapse or terminate with respect to shares covered by the Award upon the death or disability (as defined in the Code) of the recipient of the Award. The recipient of the Award shall have all the rights of a Shareholder with respect to the shares of Common Stock covered thereby, including the right to vote such shares and receive dividends and other distributions paid or made with respect thereto, except to the extent otherwise provided by the Committee or in the Award agreement. Upon a finding by the Committee that the recipient of the Award has breached his employment or service contract with the Company or an affiliate or has been engaged in any sort of disloyalty to the Company, the recipient of the Award shall automatically forfeit all shares of Common Stock granted pursuant to an Award for which the Company has not yet delivered the share certificates or forewhich any restrictions applicable to such shares have not yet lapsed.

          12. Provisions Relating to a 'Change of Control.' In the event of a 'Change of Control,' the Committee may take whatever action with respect to outstanding Options or Awards that have been granted that it deems necessary or desirable, including accelerating the expiration or termination date of the Options to a date no later than 30 days after notice of such acceleration is given to the holders of Options. In addition, in the event of a 'Change of Control,' all outstanding Options granted pursuant to the 1995 Plan will become immediately exercisable in full and any restrictions applicable to shares of Common Stock issued pursuant to Awards granted under the 1995 Plan shall lapse.

          A 'Change of Control' will occur under the 1995 Plan upon requisite Shareholder approval (or, if such approval is not required, the approval of the Board of Directors) of a plan of liquidation or dissolution or the sale of substantially all of the assets of the Company. Subject to certain exemptions, a 'Change of Control' will also occur upon requisite approval by the Company and the other constituent corporation's stockholders (or, if such approval is not required, by the applicable boards of directors) of the merger or consolidation of the Company with or into such other constituent corporation. In addition, a 'Change of Control' will occur if certain entities, persons or groups specified in the 1995 Plan (not including persons owning in excess of 20% of the Company's outstanding shares of Common Stock at the time of the adoption of the 1995 Plan by the Board of Directors) have become beneficial owners of or have obtained voting control over more than 50% of the Company's outstanding shares of Common Stock, or on the first date upon which a majority of the Board of Directors consist of persons who have been members of the Board of Directors for less than 24 months, unless the nomination for election of each new director who was not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

          13. Amendments to an Option or Award Document and the 1995
     Plan. Subject to the provisions of the 1995 Plan, the Board of Directors may amend an Option or Award document, subject to the Option holder's or Award recipient's consent if the amendment is not favorable to the Option holder or Award recipient and is not being made pursuant to provisions of the 1995 Plan relating to a Change of Control. The Board of Directors may amend the 1995 Plan from time to time in such manner as it may deem advisable. However, the Board of Directors may not, without the approval by vote of the majority of the outstanding voting stock of the Company, within 12 months before or after the Board of Director's adoption of the amendment, with respect to all Options other than Options granted to the Executives, change the class of individuals eligible to receive an ISO, extend the expiration date of the 1995 Plan, decrease the minimum exercise price of an ISO granted under the 1995 Plan or increase the maximum number of shares of Common Stock as to which Options may be granted under the 1995 Plan. In addition, provisions of the 1995 Plan relating to the Executives that determine (i) which Executives shall be granted Options; (ii) the number of shares of Common Stock subject to such Options; (iii) the exercise price; and (iv) the timing of grants of Options, shall not be amended more than once every six months, other than to comport with changes in the Code or the Employee Income Security Act of 1974, as amended, if applicable.

          14. Tax Aspects of the 1995 Plan. The following discussion is intended to briefly summarize the general principles of Federal income tax law applicable to Options and Awards granted under the 1995 Plan.

          A recipient of an ISO will not recognize taxable income upon either the grant or exercise of the ISO. The Option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the Option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such Option holder. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to a maximum effective rate of 39.6%. If the Option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

          As a general rule, if the Option holder disposes of the shares before satisfying both holding period requirements (a 'disqualifying disposition'), the gain recognized by the Option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction equal to such amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the Option holder held the shares prior to the disposition.

          The amount by which the fair market value of a share at the time of exercise exceeds the exercise price will be included in the computation of such Option holder's 'alternative minimum taxable income' in the year the Option holder exercises the ISO. Currently, the maximum alternative minimum tax rate is 28%. If an Option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The Option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

          A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an Option holder will recognize ordinary income in the taxable year in which the Option holder exercises the Option, in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such Option over the exercise price of such Option, and the Company will be allowed a deduction in that amount. Upon disposition of the shares which had been subject to the Option, an Option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the Option holder's basis in the shares which had been subject to the Option (which basis ordinarily is the fair market value of the shares which had been subject to the Option on the date the Option was exercised).

          Any shares of Common Stock subject to an Award will be treated as acquired by the Award recipient in connection with the performance of services. Such shares are likely to be considered to be subject to a 'substantial risk of forfeiture' until the restrictions imposed on such Award recipient, if any, lapse. Assuming the restrictions represent a 'substantial risk of forfeiture,' an Award recipient will recognize ordinary compensation income in each year in which the restrictions on the shares (if any) lapse, equal to the fair market value of the shares as to which such restrictions lapse. The fair market value of the shares at the time the restrictions lapse will generally be the then-current market price. An Award recipient's basis for determining gain or loss on a subsequent disposition of such shares will be the amount which the Award recipient included in income when the restrictions lapsed. Any gain or loss recognized on a disposition of the stock generally will be long-term or short-term capital gain or loss depending on the length of time the shares have been held after the date the stock vested.

          The general rule described above does not apply if an Award recipient elects, under Section 83(b) of the Code, to recognize the fair market value of the shares awarded without taking into account the restrictions on such stock. Where such an election is made, the Award recipient is not required to recognize additional income when the shares vests. The basis for determining gain or loss on a disposition of such shares will be the amount included in income pursuant to the Code Section 83(b) election. The gain or loss recognized on a disposition will be long or short-term capital gain or loss depending on the length of time the shares are held after the date the Award was granted. If an Award recipient forfeits any shares under the provisions of the 1995 Plan, the Award recipient will not be entitled to deduct such a forfeiture as a loss even though the Award recipient included an amount in income by virtue of a Code Section 83(b) election.

          An Award recipient who files an election with the Internal Revenue Service to include the fair market value of any shares in gross income while they are still subject to restrictions must furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

          The Company will be entitled to a deduction in an amount equal to the income recognized by the Award recipient when the restrictions on such stock lapse (or upon the earlier recognition of income where an employee has made a Code Section 83(b) Election).

          Whenever the Company proposes or is required to deliver or transfer shares in connection with the exercise of an Option or pursuant to an Award under the 1995 Plan, the Company has the right to require the Option holder or the recipient of the Award to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or to take whatever action it deems necessary to protect its interest with respect to tax liabilities in connection with the issuance of such shares. The Committee may establish such requirements and procedures which it deems appropriate with respect to the shares of the Company's Common Stock available for the grant of Options or Awards to satisfy any federal, state and/or local withholding tax requirements which arise in connection with the delivery or transfer of such shares.

          The benefits or amounts that will be received by or allocated to any executive officers, directors or employees are not currently determinable since no specific grants have been decided upon and the relevant time periods for formula grants have not yet run.

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the Meeting in person or by proxy is required to approve the 1995 Plan. The Company has been advised that Robert I. Toll and Bruce E. Toll intend to vote the shares of Common Stock they beneficially own in favor of the approval of the 1995 Plan. If they do so, it is likely that the 1995 Plan will be approved by the Shareholders. See 'Voting Securities and Security Ownership
- -- Security Ownership of Principal Shareholders and Management.'

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING 'FOR'
                         THE APPROVAL OF THE COMPANY'S
                     STOCK OPTION AND INCENTIVE PLAN (1995)

                                 PROPOSAL FOUR

             APPROVAL OF AMENDMENT TO THE COMPANY'S KEY EXECUTIVES
              AND NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN (1993)

     On March 17, 1994, the Shareholders approved the Toll Brothers, Inc. Key Executives and Non-Employee Directors Stock Option Plan (1993) (the '1993 Plan'). The 1993 Plan is intended to serve as additional incentive to certain key executives and non-employee members of the Board of Directors to enter into or remain in the employ of the Company or to serve on the Board of Directors by providing them with an additional opportunity to increase their proprietary interest in the Company and to align their interest with those of the Company's Shareholders. Currently, the 1993 Plan provides for the granting of options to purchase the Company's Common Stock ('Options'), and has been structured to comply with the applicable provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and Rule 16b-3 thereunder.

     The 1993 Plan is administered by a committee appointed by the Board of Directors (the '1993 Plan Committee'), which is currently comprised of Messrs. Carl B. Marbach and Paul E. Shapiro. The key executives under the 1993 Plan are those persons, other than Messrs. Robert I. Toll and Bruce E. Toll, so defined in the 1993 Plan or designated as such by the 1993 Plan Committee. The key executives currently defined or so designated are Zvi Barzilay and Joel H. Rassman. Options granted under the 1993 Plan may be designated by the 1993 Plan Committee as 'incentive stock options' ('ISO's') within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended, or may be designated by the 1993 Plan Committee as Options not intended to be ISO's ('non-qualified stock options').

     The Board of Directors, upon the recommendation of the 1993 Plan Committee has recently proposed to amend the 1993 Plan, subject to Shareholder approval,
(i) to increase the aggregate maximum number of shares of Common Stock available under the 1993 Plan from 1,000,000 to 1,200,000, (ii) to permit the 1993 Plan Committee to grant incentive stock awards ('Awards') and (iii) to permit the 1993 Plan Committee to establish rules and procedures regarding the withholding of shares of the Company's Common Stock to satisfy federal, state and/or local withholding tax requirements arising in connection with the 1993 Plan (collectively, the 'Amendment'). These proposals are based on the 1993 Plan Committee's, as well as the Board of Directors', determination that the ability to provide incentives to, and to recognize contributions made by, the key executives and non-employee members of the Board of Directors will be enhanced if the 1993 Plan provides for the granting of Awards in addition to Options and if the 1993 Plan Committee has flexibility in determining the manner in which federal, state and/or local withholding tax requirements can be satisfied. Additionally, the increase in the number of shares of Common Stock available under the 1993 Plan has been proposed by the 1993 Plan Committee and the Board of Directors to insure that a sufficient number of shares are available during the term of the 1993 Plan for both existing and future key executives and non-employee directors.

     The material features of the 1993 Plan are as follows:

          1. Shares Subject to 1993 Plan. The aggregate maximum number of shares for which Options to purchase shares of Common Stock and Awards may be granted under the 1993 Plan, if the Amendment is approved, is 1,200,000 shares, subject to adjustment upon the occurrence of stock dividends, stock splits, recapitalization or certain other capital adjustments that cause an increase or decrease in the number of issued and outstanding shares of Common Stock. As of February 6, 1995, the aggregate market value of the 1,200,000 shares of Common Stock for which such Options and Awards have been or may be granted in the future was $15,750,000.

          2. Administration. The designation of key executives to whom Options and Awards may be granted, the timing of grants for all eligible recipients and the exercise price for Options granted to such eligible persons, including non-employee members of the Board of Directors, are as set forth in the 1993 Plan. Subject to the foregoing and other provisions of the 1993 Plan, the 1993 Plan Committee, consisting of at least two members of the Board of Directors (currently Carl B. Marbach and Paul E. Shapiro), administers the 1993 Plan.

          3. Eligibility. Key executives (as defined in the 1993 Plan and as determined from time to time by the 1993 Plan Committee) and non-employee directors of the Company and its affiliates (as defined) are eligible to receive Options and Awards under the 1993 Plan, but the non-employee directors may only receive a defined amount of non-qualified Options, with vesting, exercise price and other provisions as described in Paragraph 13 below. As of February 6, 1995, two persons were determined by the 1993 Plan Committee to be eligible to participate in the 1993 Plan as key executives and five persons were eligible to participate in the 1993 Plan as non-employee directors.

          4. Term of 1993 Plan. No Option may be granted pursuant to the 1993 Plan after December 17, 2003.

          5. Term of Options. All Options (other than those for non-employee directors, as further described in Paragraph 13 below) terminate on the earliest of: (a) expiration of the Option term specified in the document granting the Option, which for an ISO shall not exceed (i) ten years (for an ISO) or ten years and one day (for a non-qualified stock option) from the date of grant (or such shorter period as the 1993 Plan Committee may select) or (ii) five years (for an ISO) from the date of grant if the optionee owns, directly or by attrition under the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its affiliates (as defined); (b) the expiration of three months (or such shorter period as the 1993 Plan Committee may select) from the date an optionee's employment terminates for any reason other than a 'Change of Control,' death or disability; (c) a finding by the 1993 Plan Committee that the optionee has breached his employment or service contract with the Company or has been engaged in any sort of disloyalty to the Company; (d) the expiration of one year from the date on which the optionee's employment terminates due to such optionee's disability or death; (e) the date set by the 1993 Plan Committee to be an accelerated expiration date in the event of a 'Change of Control;' and (f) the date set by the 1993 Plan Committee to be an accelerated expiration date in the event of a change in the financial accounting treatment for Options from that in effect on the date the 1993 Plan was adopted adversely affects the Company, or may adversely affect the Company in the foreseeable future.

          Notwithstanding the limitations described under clauses (b)-(f) above, the 1993 Plan Committee may extend the period during which an Option may be exercised to a date no later than the date of expiration of the term specified in the Option document.

          In addition, the non-qualified stock options granted or to be granted to non-employee directors have further limitations on their term, as described in Paragraph 13 below.

          6. Option Price. The exercise price of Options will be 100% of the fair market value of the Common Stock on the date the Option is granted; provided, however, that if an ISO is granted to an optionee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate (as defined), then the exercise price will be at least 110% of the fair market value of the Common Stock subject to the Option on the date the Option is granted.

          7. Maximum Grant. Any ISO granted under the 1993 Plan will limit the number of shares of the Company's Common Stock for which an optionee first may exercise the Option in any calendar year to shares of the Company's Common Stock with an aggregate fair market value, determined at the time the Option is granted, not to exceed $100,000. The $100,000 exercise limit for any calendar year shall be reduced by the fair market value of shares of the Company's Common Stock for which the optionee was granted an ISO (determined at the time of such ISO grant) under any other plan of the Company or affiliate (as defined) that first becomes exercisable in such calendar year. In addition, no key-executive may receive Options to purchase, in the aggregate, more than 200,000 shares of the Company's Common Stock during any calendar year under the 1993 Plan.

          8. Special Rules for Certain Shareholders. If an ISO is granted to an optionee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate (as defined), then the term of the Option will not exceed five years and the exercise price will be at least 110% of the fair market value of the Common Stock subject to the Option on the date the Option is granted. Such restrictions do not apply to non-qualified stock options granted to such an optionee, which are governed by the rules described in Paragraphs 5 and 6 above.

          9. Payment. An Option holder may pay for shares covered by an Option in cash or by certified check or by such other mode of payment as the 1993 Plan Committee may approve, including payment through a broker in accordance with certain federal laws, or payment in whole or in part of unencumbered shares of the Company's Common Stock held by the Optionee for more than one year, based on the fair market value of such Common Stock at the time of payment. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may refuse to accept shares of Common Stock in payment of the Option exercise price.

          10. Option Document; Restriction on Transferability. All Options will be evidenced by a written Option document containing provisions consistent with the 1993 Plan. No Option granted under the 1993 Plan may be transferred, except by will or by the laws of descent and distribution.

          11. Award Agreements; Restrictions and Conditions of Forfeiture. All Awards shall be evidenced by a written award agreement containing provisions consistent with the 1993 Plan including the purchase price, if any, which applies to the Award. The 1993 Plan Committee may specify in an Award agreement any conditions under which the recipient of the Award shall be required to convey to the Company the shares of Common Stock covered by the Award. All restrictions shall lapse or terminate with respect to shares covered by the Award upon the death or disability (as defined in the Code) of the recipient of the Award. The recipient of the Award shall have all the rights of a Shareholder with respect to the shares of Common Stock covered thereby, including the right to vote such shares and receive dividends and other distributions paid or made with respect thereto, except to the extent otherwise provided by the 1993 Plan Committee or in the Award agreement. Upon a finding by the 1993 Plan Committee that the recipient of the Award has breached his employment or service contract with the Company or an affiliate or has engaged in any sort of disloyalty to the Company, the recipient of the Award shall automatically forfeit all shares of Common Stock granted pursuant to an Award for which the Company has not yet delivered the share certificates or forewhich any restrictions applicable to such shares have not yet lapsed.

          12. Provisions Relating to a 'Change of Control.' In the event of a 'Change of Control,' the 1993 Plan Committee may take whatever action with respect to outstanding Options and Awards it deems necessary or desirable, including accelerating the expiration date of the Options to a date no earlier than 30 days after notice of such acceleration is given to holders of Options. In addition, in the event of a 'Change of Control,' all Options granted pursuant to the 1993 Plan will become immediately exercisable in full and any restrictions applicable to shares of Common Stock issued pursuant to Awards granted under the 1993 Plan shall lapse.

          A 'Change of Control' will occur under the 1993 Plan upon requisite Shareholder approval (or, if such approval is not required, approval of the Board of Directors) of a plan of liquidation or dissolution or the sale of substantially all of the assets of the Company. Subject to certain exceptions, a 'Change of Control' will also occur upon requisite approval by the Company's and the other constituent corporation's stockholders (or, if such approval is not required, by the applicable boards of directors) of the merger or consolidation of the Company with or into such other constituent corporation. In addition, a 'Change of Control' will occur if certain entities, persons or groups specified in the 1993 Plan (not including persons owning in excess of 20% of the outstanding Common Stock at the time of the adoption of the 1993 Plan by the Board of Directors) have become beneficial owners of or have obtained voting control over more than 50% of the Company's outstanding Common Stock, or on the first date upon which a majority of the Board of Directors consists of persons who have been members of the Board of Directors for less than 24 months, unless the nomination for election of each new director who was not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

          13. Special Provisions for Grant of Options to Non-Employee Directors. Options will be granted to non-employee directors and will become exercisable under the 1993 Plan only in accordance with the following terms:

             A. Each non-employee director who was a director prior to December 20, 1993 was granted on December 20, 1993 and will be granted on each December 20th thereafter during the term of the 1993 Plan, an Option to purchase 15,000 shares of Common Stock.

             B. Commencing on December 20, 1993, each non-employee director who becomes a director after such date, in the year of such director's appointment or election was a director will be granted, if he is appointed or elected on December 20, an Option to purchase 15,000 shares of Common Stock; if the director is appointed or elected after December 20 but prior to September 1 of the following year, the director will be granted an Option to purchase 10,000 shares of Common Stock; if the director is appointed or elected on or after September 1 but prior to November 30, such director will be granted an Option to purchase 5,000 shares of Common Stock; and if such director is appointed or elected on or after December 1 but before December 20, such director will be granted no Options. In addition to the initial grant of Options upon such director's appointment or election as director, if any, each such director shall be granted on each December 20 after such director's appointment and during the term of the 1993 Plan, an Option to purchase 15,000 shares of Common Stock, except for a director who was appointed or elected on December 20, who shall not be granted this additional Option in the year of such director's appointment or election.

             C. Each such Option granted to a non-employee director will be a non-qualified stock option, becoming exercisable over a period of two years, so that the optionee shall have the right to exercise the Option with respect to 50% of the shares covered by such Option on the first anniversary of the date of grant, and the right to exercise the balance on the second anniversary of the date of grant. The Option exercise price shall be equal to the fair market value of the underlying shares on the date the Option is granted, as determined by the 1993 Plan Committee.

             D. Each such Option granted to a non-employee director will be exercisable until the first to occur of (i) expiration of ten years from the date of grant; (ii) expiration of three months from the date the optionee's service with the company or its affiliates (as defined) terminates for any reason other than death or disability; and (iii) expiration of one year from the date the optionee's service with the Company terminates by reason of death or disability.

             E. In no event shall (i) the exercise price of the Option be less than the fair market value of the shares subject to the Option on the date of grant; and (ii) payment of the exercise price for the Option in whole or in part in shares of Common Stock held by the optionee for more than one year be restricted. The Option document for such Options may contain such other restrictions and terms as are permitted by and consistent with the 1993 Plan and as the 1993 Plan Committee shall determine.

          14. Amendments to the Option or Award Document and the 1993
     Plan. Subject to the provisions of the 1993 Plan, the Board of Directors may amend an Option or Award document, subject to the Option holder's or Award recipient's consent if the amendment is not favorable to the Option holder or Award recipient. The Board of Directors may amend the 1993 Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining approval of a vote of a majority of the outstanding voting stock of the Company, within twelve months before or after adoption of the 1993 Plan or any amendment thereto, change the class of individuals eligible to receive an ISO, extend the expiration date of the 1993 Plan, decrease the minimum exercise price of an ISO granted under the 1993 Plan or increase the maximum number of shares as to which Options may be granted. In addition, the provisions of the 1993 Plan that determine (i) which non-employee directs shall be granted Options under the special provisions applicable to them, (ii) the number of Option shares subject to Options so granted; (iii) the exercise price for such Options; and (iv) the timing of the annual grants of such Options shall not be amended more than once every six months, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended, if applicable.

          15. Tax Aspects of the 1993 Plan. The following discussion is intended to summarize briefly the general principles of Federal income tax law applicable to Options or Awards granted under the 1993 Plan.

          A recipient of an ISO will not recognize taxable income upon either the grant or exercised of the ISO. The Option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the Option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such Option holder. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to a maximum rate of 39.6%. If the Option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

          As a general rule, if the Option holder disposes of the shares before satisfying both holding period requirements (a 'disqualifying disposition'), the gain recognized by the Option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser or the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction equal to such amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the Option holder held the shares prior to the disposition.

          The amount by which the fair market value of a share at the time of exercise exceeds the exercise price will be included in the computation of such Option holder's 'alternative minimum taxable income' in the year the Option holder exercises the ISO. Currently the maximum alternative minimum tax rate is 28%. If an Option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The Option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

          A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an Option holder will recognize ordinary income in the taxable year in which the Option holder exercises the Option, in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such Options over the exercise price of the Option, and the Company will be allowed a deduction in that amount. Upon disposition of the shares subject to the Option, an Option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the Option holder's basis in the shares subject to the Option (which basis ordinarily is the fair market value of the shares subject to the Option on the date the Option was exercised).

          Any shares of Common Stock subject to an Award will be treated as acquired by the Award recipient in connection with the performance of services. Such shares are likely to be considered to be subject to a 'substantial risk of forfeiture' until the restrictions imposed on such Award recipient, if any, lapse. Assuming the restrictions represent a 'substantial risk of forfeiture,' an Award recipient will recognize ordinary compensation income in each year in which the restrictions on the shares (if any) lapse, equal to the fair market value of the shares as to which such restrictions lapse. The fair market value of the shares at the time the restrictions lapse will generally be the then-current market price. An Award recipient's basis for determining gain or loss on a subsequent disposition of such shares will be the amount which the Award recipient included in income when the restrictions lapsed. Any gain or loss recognized on a disposition of the stock generally will be long-term or short-term capital gain or loss depending on the length of time the shares have been held after the date the stock vested.

          The general rule described above does not apply if an Award recipient elects, under Section 83(b) of the Code, to recognize the fair market value of the shares awarded without taking into account the restrictions on such stock. Where such an election is made, the Award recipient is not required to recognize additional income when the shares vests. The basis for determining gain or loss on a disposition of such shares will be the amount included in income pursuant to the Code Section 83(b) election. The gain or loss recognized on a disposition will be long or short-term capital gain or loss depending on the length of time the shares are held after the date the Award was granted. If an Award recipient forfeits any shares under the provisions of the 1995 Plan, the Award recipient will not be entitled to deduct such a forfeiture as a loss even though the Award recipient included an amount in income by virtue of a Code Section 83(b) election.

          An Award recipient who files an election with the Internal Revenue Service to include the fair market value of any shares in gross income while they are still subject to restrictions must furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

          The Company will be entitled to a deduction in an amount equal to the income recognized by the Award recipient when the restrictions on such stock lapse (or upon the earlier recognition of income where an any employee has made a Code Section 83(b) Election).

          Whenever the Company proposes or is required to deliver or transfer shares in connection with the exercise of an Option or pursuant to an Award under the 1993 Plan, the Company has the right to require the Option holder or the recipient of the Award to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or to take whatever action it deems necessary to protect its interests with respect to tax liabilities in connection with the issuance of such shares. The 1993 Plan Committee may establish such requirements and procedures which it deems appropriate with respect to the shares of the Company's Common Stock available for the grant of Options or Awards to satisfy any federal, state and/or local withholding tax requirements which arise in connection with the delivery or transfer of such shares.

          The following table sets forth the benefits or amounts that were received by or allocated to the persons listed below under the 1993 Plan for the Company's last completed fiscal year. The dollar value of the Option grants set forth below has been calculated based on the difference between the fair market value of the Common Stock on the date of grant and February 6, 1995 (as of such date, the fair market value of the Common Stock was less than its value on the date of grant):

                               1993 PLAN BENEFITS

NAME                     DOLLAR VALUE   # OF OPTIONS
- -----------------------  -------------  ------------
Non-Executive
Director Group.........        $0.00       75,000

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to approve the Amendment to the 1993 Plan. The Company has been advised that Robert I. Toll and Bruce E. Toll intend to vote the shares of Common Stock they beneficially own in favor of the proposal to adopt the Amendment to the 1993 Plan. If they do so, it is likely that the Amendment to the 1993 Plan will be approved by the Shareholders. See 'Voting Securities and Security Ownership -- Security Ownership of Principal Shareholders and Management.'

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING 'FOR'
                      THE PROPOSAL TO AMEND THE COMPANY'S
                   KEY EXECUTIVES AND NON-EMPLOYEE DIRECTORS
                            STOCK OPTION PLAN (1993)

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company.

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                   SECURITIES
                                            FISCAL       ANNUAL COMPENSATION       UNDERLYING         ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR     SALARY($)   BONUS($)(1)      OPTIONS(#)    COMPENSATION($)(2)
- -----------------------------------------  ---------  ---------  --------------  --------------  -------------------
Robert I. Toll...........................    1994       691,912       771,444          67,000            11,282
  Chairman of the Board                      1993       677,960       544,861          59,000            11,315
  and Chief Executive Officer                1992       655,540       264,834          30,000            10,730
Bruce E. Toll............................    1994       691,912       771,444          67,000            11,282
  President, Chief Operating                 1993       677,960       544,861          59,000            11,315
  Officer and Secretary                      1992       655,540       264,834          30,000            10,730
Zvi Barzilay.............................    1994       334,242       120,000         100,000            12,602
  Executive Vice President(3)                1993       314,238       335,000         100,000             9,995
                                             1992       294,234       315,000          30,000            10,730
Joel H. Rassman..........................    1994       361,164       120,000          50,000            12,610
  Senior Vice President,                     1993       341,149       215,000          35,000             9,987
  Chief Financial Officer                    1992       331,734       212,000          30,000            10,730
  and Treasurer(3)(4)

- ------------------
(1) Cash bonuses for services rendered in fiscal years 1994, 1993 and 1992 have been listed in the year earned, but were actually paid in subsequent years.

(2) The compensation reported represents the Company's contribution and matching payments under its 401(k) salary deferred plan for each executive listed.
(3) Due to a change in the Company's methodology of compensating certain executives, the bonuses awarded Messrs. Barzilay and Rassman for fiscal 1994 were reduced to $120,000 each, and their annual salary rate commencing December 30, 1994 was increased to $555,000 for Mr. Barzilay and $485,000 for Mr. Rassman (see note (1) above).
(4) Under the terms of an Agreement dated June 30, 1988 between the Company and Mr Rassman, in the event of Mr. Rassman's termination by the Company without cause (as defined), any material reduction or material adverse change (as defined) in Mr. Rassman's duties, any failure by the Company to provide Mr. Rassman with compensation, including salary and bonus, in an amount less than $350,000 and the exercise of an election by Mr. Rassman to terminate his employment or the removal of fringe benefits (as defined), Mr. Rassman will receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual total compensation during a specified period prior to his termination.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in the fiscal year ended October 31, 1994 to the named executive officers.

                                                                                           POTENTIAL REALIZABLE
                                                                                                  VALUE
                                                                                         AT ASSUMED ANNUAL RATES
                                  NUMBER OF                                                   OF STOCK PRICE
                                 SECURITIES      % OF TOTAL                                  APPRECIATION FOR
                                 UNDERLYING    OPTIONS GRANTED   EXERCISE                      OPTION TERM
                                   OPTIONS     TO EMPLOYEES IN     PRICE    EXPIRATION   ------------------------
NAME                             GRANTED(#)    FISCAL YEAR(3)     ($/SH)       DATE          5%           10%
- -------------------------------  -----------  -----------------  ---------  -----------  -----------  -----------
Robert I. Toll(1)(4)...........      30,000            4.59%      15.8125     11/01/01   $   226,493  $   542,495
Robert I. Toll(1)(4)...........      37,000            5.66       19.00       01/31/02       335,651      803,951
Bruce E. Toll(1)(4)............      30,000            4.59       15.8125     11/01/01       226,493      542,495
Bruce E. Toll(1)(4)............      37,000            5.66       19.00       01/31/02       335,651      803,951
Zvi Barzilay(2)................     100,000           15.29       15.875      11/29/01       757,960    1,815,465
Joel H. Rassman(2).............      50,000            7.64       15.875      11/29/01       378,980      907,733

- ------------------
(1) Options granted in fiscal 1994 become fully exercisable on the first anniversary of the date of the grant.
(2) Options granted in fiscal 1994 become exercisable starting on the first anniversary of the grant, with 50% becoming exercisable at that time and with the remaining 50% becoming exercisable on the second anniversary date.
(3) The Company granted options representing 654,200 shares of Common Stock to employees and 75,000 shares to non-employee directors.
(4) Issued pursuant to formula grant provisions of the 1986 Plan. In addition, options for 160,000 shares of Common Stock were granted to each of Robert I. Toll and Bruce E. Toll on January 30, 1995 pursuant to formula grant provisions of the 1986 Plan based upon pre-tax return on equity and after-tax return on equity, as defined in the 1986 Plan, of 34% and 68%, respectively, for the one year and three year periods ended October 31, 1994, respectively.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth certain information with regard to the aggregated option exercises in the fiscal year ended October 31, 1994 and the option values as of the end of that year for the chief executive officer and other executive officers of the Company.

                                                                                                     VALUE OF
                                                                                  NUMBER OF        UNEXERCISED
                                                                                 UNEXERCISED       IN-THE-MONEY
                                                                                  OPTIONS AT        OPTIONS AT
                                                                                 OCTOBER 31,     OCTOBER 31, 1994
                                                      SHARES                       1994(#)            ($)(1)
                                                   ACQUIRED ON      VALUE       EXERCISABLE(E)    EXERCISABLE(E)
                      NAME                         EXERCISE(#)   REALIZED($)   UNEXERCISABLE(U)  UNEXERCISABLE(U)
- -------------------------------------------------  ------------  ------------  ----------------  ----------------
Robert I. Toll...................................         None           N/A          89,000(E)         58,125(E)
                                                                                      67,000(U)(2)           -0-(U)
Bruce E. Toll....................................         None           N/A          89,000(E)         58,125(E)
                                                                                      67,000(U)(2)           -0-(U)
Zvi Barzilay.....................................         None           N/A         157,000(E)        198,375(E)
                                                                                     100,000(U)            -0-(U)
Joel H. Rassman..................................         None           N/A          79,500(E)        104,438(E)
                                                                                      50,000(U)            -0-(U)

- ------------------
(1) Based upon the difference between the exercise price of the option and the closing price of $11.00 per share of the Company's Common Stock as reported on the New York Stock Exchange on October 31, 1994.
(2) See note (4) to table under 'Option Grants in Last Fiscal Year'.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Robert I. Toll, Bruce E. Toll and Carl B. Marbach. Robert I. Toll is the Company's Chairman of the Board and Chief Executive Officer and Bruce E. Toll is the Company's President and Chief Operating Officer. In naming these individuals to the Compensation Committee, the Board decided that salary, bonus and option grants for the Company's Chief Executive Officer and Chief Operating Officer should be determined pursuant to certain objective measurements of the Company's performance and base salary percentage increases for other executives of the Company and that the Company's Chief Executive Officer and Chief Operating Office should have the primary roles in determining compensation for the Company's other executive officers.

     In addition to the performance of their duties for the Company, Messrs. Robert I. Toll and Bruce E. Toll have engaged, and continue to engage, in certain other businesses in real estate. These businesses include the purchase and management of townhome, apartment, condominium, commercial and industrial real estate projects for rental. For many years, the other businesses of Messrs. Robert I. Toll and Bruce E. Toll have shared certain office personnel and facilities in common with the Company. The Company and Messrs. Robert I. Toll and Bruce E. Toll entered into an agreement pursuant to which the Company supplied such businesses with certain office services and facilities, for which the Company received payment of a pro-rated portion of the office expenses. In July 1994 these other businesses relocated to other premises not owned by the Company. During fiscal year 1994, such businesses paid the Company approximately $60,000. The Company leases, at what it believes to be competitive market rates certain office space from business owned by Messrs. Robert I. Toll and Bruce E. Toll. During the last fiscal year, the Company paid such business approximately $26,000.

     Until June 1994, the Company engaged the services of a company owned by Robbi Toll and Dale Barzilay to perform interior design work for a number of its communities' model homes. Robbi Toll is the wife of Bruce E. Toll, the President and Chief Operating Officer of the Company and Dale Barzilay is the wife of Zvi Barzilay, the Executive Vice President of the Company. The Company paid $132,000 during the last fiscal year to this company for interior design services. The Company believes that the prices for these transactions were entered into on a competitive basis. Since June 1994, the Company has engaged the services of a company owned by Robbi Toll to perform interior design work for a number of its communities' model homes. The Company paid $36,000 during the last fiscal year to this company for interior design services. The Company believes that these transactions were entered into on a competitive basis.

     During the past fiscal year, the Company purchased nine vehicles with an aggregate purchase price of $169,000 from an auto dealership which was owned by Bruce E. Toll. The Company obtained competitive bids for a significant number of the vehicles purchased and, for the remaining vehicles, satisfied itself that the purchases were at competitive prices.

     On December 14, 1995, the Company provided Zvi Barzilay a loan of $71,500 at an interest rate per annum that is equal to the Applicable Federal Rate for short-term loans on the last business day of each calendar year that the loan is outstanding. The loan is due on demand by the Company. Under the terms of the loan, Mr. Barzilay pledged as security for the loan 11,000 shares of the Company's Common Stock.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

BASIC POLICY CONSIDERATIONS

     The Company's compensation policies with respect to its executive officers, as established by the Compensation Committee of the Board of Directors, together with Directors Carl B. Marbach and Paul E. Shapiro in their capacities as the members of the Audit Committee, the Performance-Based Compensation Committee for the 1986 Plan, the Stock Option Committee for the 1993 Plan and the Administrative Committee of the Cash Bonus Plan, (collectively, the 'Compensation Committee' or the 'Committee'), continue to be based on the principles that compensation should, to a significant extent, be reflective of the financial performance of the Company, and that a significant portion of executive officers' compensation should provide long-term incentives. Executive compensation is set at levels that are sufficiently competitive so that the Company may attract, retain and motivate the highest quality individuals to contribute to the Company's goals and objectives and its overall financial success. Methods of compensation are designed to provide incentives for performance that result in continuing improvements in the Company's financial results or condition, over both the short-term and the long-term and to assure continued service to the Company. Stock options constitute payment of a significant portion of incentive compensation, which causes the ultimate interests of the executives to be aligned with the interests of the Shareholders in increasing the value of their investment. Each executive officer's compensation is based upon both individual and Company performance.

     The compensation program is comprised of two elements: annual salary and possible short-term incentive awards in the form of cash bonuses, and a long-term incentive program (namely, stock options), which is based on stock ownership and performance. The details of this compensation program, with specific discussion of the programs applicable to the Chief Executive
Officer and the Chief Operating Officer are set out below.

ANNUAL COMPENSATION

     For salary levels other than those for the Chief Executive Officer and the Chief Operating Officer, the Committee establishes annual salary by evaluating individual performance and considering marketplace valuations of comparable executives, although salary determinations have not been based upon any specific constant criteria. In addition, in the case of the Senior Vice President and Chief Financial Officer, the Company has entered into an agreement pursuant to which, in the event of his termination under certain defined circumstances, he will be entitled to receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual total compensation during a specified period prior to his termination.

     Executives other than the Chief Executive Officer and the Chief Operating Officer are eligible for annual incentive bonuses granted at the discretion of the Committee. These awards are not intended to be in addition to market level compensation but instead are designed to make a significant part of an executive's annual compensation dependant on the Committee's assessment of the executive's performance. Factors the Committee considers include the Company's overall financial results, as well as the individual's contributions to the Company's economic and strategic objectives, the efforts required and expended by the individual, the individual's abilities to develop, execute and implement short-term and long-term corporate goals and the executive's role in maximizing Company profitability, managing costs and reducing the impact of economic and demographic restrictions on Company performance. Although the Committee believes that the Company's style of management sets the Company apart from its competition, the Committee is cognizant also of its competitors' results of operations, including earnings, margins, return on equity and other factors, which affect the determination of compensation for the Company's executives, based on the Company's comparative results. Since executive performance constitutes such a major factor in the Company's success, such incentive bonuses in prior years generally have represented approximately 30% or more of total annual cash compensation for executive officers; however, in order to remain competitive at the base salary level for executive officers (other than the Chief Executive Officer and Chief Operating Officer) the ratio between salary and bonus was changed in 1994 by shifting a portion of the bonus factor to base salary (see note (3) to table under 'Executive Compensation--Summary Compensation Table'). In 1994, the Committee granted substantial additional compensation in the form of increases in base salary and in bonus awards, based upon a high level of achievement with respect to the Company's objectives.

LONG TERM COMPENSATION -- STOCK OPTIONS

     The stock option component of the executive officers' compensation package is designed to provide incentives for the enhancement of shareholder value, since the full benefit of stock option grants will not be realized unless there has been appreciation in per share values over several years. In this regard, options have been granted at fair market value on the date of grant and generally vest over a number of years, usually not less than two years, with significant restrictions, for a typical period of three years, on the executive's ability to exercise the options and sell the shares received without the consent of the respective stock option committee. As with the grant of incentive cash bonuses, no constant criteria are used year after year; instead, the Committee makes a determination of the effectiveness of the executive and the level of contributions to the Company's success. Because the options are granted at fair market value relative to the date of grant, any value which ultimately accrues to the executives is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's shares.

1994 COMPENSATION FOR CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER

     Several years ago, the Board of Directors determined that Messrs. Robert I. Toll and Bruce E. Toll should have the primary roles in determining compensation for the Company's executive officers other than themselves. The Board also decided, in January of 1990, that salary, bonus and option grants for Messrs. Robert I. Toll and Bruce E. Toll should be determined pursuant to objective measurements, including appropriate performance criteria, in addition to compensation that reflected market rates for comparable executives. Accordingly, the base salaries for Messrs. Robert I. Toll and Bruce E. Toll have been increased at the beginning of each fiscal year since 1991 through 1993 only by the lesser of the increase in the Consumer Price Index (as defined, using U.S. Department of Labor definitions) or the average base salary increase for the Company's ten most highly compensated employees other than Messrs. Robert I. Toll and Bruce E. Toll. Commencing January 1, 1995, the Board of Directors determined that the formula for increasing the base salaries of Messrs. Robert
I. Toll and Bruce E. Toll should be based on no less than the increase in the Consumer Price Index (as defined, using U.S. Department of Labor definitions) and no more than the average percentage increase in compensation of the highest five percentage compensation increases of the Company's next ten most highly compensated employees other than Messrs. Robert I. Toll and Bruce E. Toll for the adjustment year. Cash bonuses for Messrs. Robert I. Toll and Bruce E. Toll in addition to such annual salaries also have been determined since 1990 based on the formula contained in the Company's Cash Bonus Plan approved by shareholders in 1992. Under the Cash Bonus Plan, each of Robert I. Toll and Bruce E. Toll is entitled to receive a bonus equal to the sum of (a) 1.5% of the Company's income before income taxes (as defined in the Cash Bonus Plan) in excess of 10% and up to 20% of shareholders' equity (as defined in the Cash Bonus Plan) of the Company as of the end of the preceding fiscal year, plus (b) 2.0% of the Company's income before income taxes in excess of 20% and up to 30% of shareholders' equity of the Company as of the end of the preceding fiscal year, plus (c) 2.25% of the Company's income before income taxes in excess of 30% of shareholders' equity of the Company as of the end of the preceding fiscal year. This method of compensation ties the compensation of these executive officers to the Company's performance. Accordingly, in the past four years, this method generated no bonus in 1991, a substantial bonus in 1992, a bonus in 1993 that was twice the size of the bonus for 1992 and a bonus in 1994 that was approximately 42% higher than the bonus for 1993. With respect to stock option grants under amendments to the Company's 1986 Plan approved by shareholders in 1992, in addition to a grant of 30,000 shares on April 6, 1992 and annual grants of 30,000 shares commencing November 1, 1992 and ending on and including November 1, 1995, Messrs. Robert I. Toll and Bruce E. Toll may receive additional option grants only if certain defined targets for the Company's pre-tax return on equity, after-tax return on equity and increase in common stock value, over one year, three year and two year fiscal periods, respectively, are met. In future years, these formula grants, amended as to the number of shares underlying options granted upon achievement of targets and the vesting of such options, will be contained in the 1995 Plan described under 'Proposal Three,' above. The Committee believes that such formulas, so closely dependent on the Company's performance, are the most appropriate methods of determining compensation for the Company's Chief Executive Officer and the Chief Operating Officer.

                                          COMPENSATION COMMITTEE (As Defined)
                                          OF THE BOARD OF DIRECTORS

                                          Robert I. Toll
                                          Bruce E. Toll
                                          Carl B. Marbach
                                          Paul E. Shapiro

                               PERFORMANCE GRAPH

     The following graph compares the five year cumulative total return of the Company's Common Stock, assuming reinvestment of dividends, with the S & P 500 Index and the S & P Homebuilding Index:

	       Toll Brothers	S & P Homebuilding   S & P 500 Index

      10/89	     100	       100	           100
      10/90	      65	        49	            93
      10/91	     171	       100	           124
      10/92	     232	       148	           136
      10/93	     406	       218	           156
      10/94	     284	       120	           162

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, and the regulations thereunder, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the 'reporting persons') to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period November 1, 1993 through October 31, 1994 were made on a timely basis except for one report of Director Robert S. Blank relating to one transaction which was filed subsequent to its due date.

CERTAIN TRANSACTIONS

     The Company entered into an agreement in October 1993 to acquire a parcel of land in Pennsylvania (the 'Parcel') from various persons and entities directly and indirectly related to Robert S. Blank, a director (collectively, 'Sellers'). The purchase price for the Parcel is approximately $7 million net of the Sellers' required contribution towards the cost of a common sewer plant. The Sellers, who had previously owned a 60% interest in the Parcel and adjoining properties, acquired the remaining 40% minority interest in the Parcel and the adjoining properties from a third party in November 1992 after the 40% holder had refused to invest additional funds to pursue needed approvals, which appeared likely to involve litigation. The Sellers' purchase price for the 40% minority interest was based on a value of $5 million for 100% of the Parcel and the adjoining properties. The Company has been advised that no portion of the $2 million price paid by the Sellers for the 40% minority interest was specifically allocated to the Parcel as distinguished from the adjoining properties; moreover, due to differences among the Parcel and the adjoining properties, including a variety of approval problems, which ultimately resulted in litigation only as to the adjoining properties, any attempt to estimate such a specific allocation would be speculative. The transaction was approved by separate actions of both the Audit Committee and the Board of Directors (Mr. Blank withdrawing from the meetings). The Audit Committee and the Board, basing their determinations upon comparable sales of property in the area, the competitive price for the property compared to market and the attractiveness of the area, for home building purposes, determined that the transaction was fair to the Company and was entered into in good faith.

     Ballard Spahr Andrews & Ingersoll, the law firm of which Director Richard
J. Braemer is a partner and the law firm of Hangley Connolly Epstein Chico Foxman & Ewing, P.C. in which he was formerly a shareholder, acted as counsel to the Company in various matters during fiscal 1994 and were paid aggregate fees of $199,000 during that period.

     For information regarding certain other transactions, see 'Compensation Committee Interlocks and Insider Participation,' elsewhere in this proxy statement.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company at the address appearing on the first page of this proxy statement by October 17, 1995 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

     The enclosed form of proxy is being solicited on behalf of the Company's Board of Directors. The Company will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners.

     In addition to the mailing of the proxy material, such solicitation may by made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO JOSEPH R. SICREE, DIRECTOR OF INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

PROXY
                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                     HUNTINGDON VALLEY, PENNSYLVANIA 19006

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned shareholder of TOLL BROTHERS, INC. (the 'Company') hereby constitutes and appoints ROBERT I. TOLL, BRUCE E. TOLL and ROBERT S. BLANK, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Shareholders to be held in the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, on March 16, 1995, at 10:00 a.m., and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock of the Company held by the undersigned which the undersigned would be entitled to vote if personally present with respect to the following matters described on the reverse side of this proxy card.

1.         Election of Directors: Nominees are Zvi Barzilay, Richard J. Braemer and Carl B. Marbach

           FOR all nominees                        WITHHOLD AUTHORITY to vote for          WITHHOLD AUTHORITY to vote for
             listed above                           nominees                                nominees indicated on the line
                                                                                            immediately below

2. Proposal to approve the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 31, 1995
                    _____ FOR   _____ AGAINST    _____ ABSTAIN

3. Proposal to approve the Company's Stock Option and Incentive Stock Plan
   (1995)
                    _____ FOR   _____ AGAINST    _____ ABSTAIN

4. Proposal to amend the Company's Key Executives and Non-Employee Directors Stock Option Plan (1993)
                    _____ FOR   _____ AGAINST    _____ ABSTAIN

5. Upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

                 (Continued, and to be signed, on other side.)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED 'FOR' THE ELECTION OF THE LISTED NOMINEES FOR DIRECTOR, 'FOR' THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1995, 'FOR' THE APPROVAL OF THE COMPANY'S STOCK OPTION AND INCENTIVE STOCK PLAN (1995) AND 'FOR' THE APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S KEY EXECUTIVES AND NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
(1993). THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF TOLL BROTHERS, INC.

                                              DATED: ____________________ , 1995

                                              __________________________________
                                              Signature of Shareholder

                                              __________________________________
                                              Signature of Shareholder

                                              NOTE: Please sign this Proxy as
                                              name(s) appear(s) in address. When
                                              signing as attorney-in-fact,
                                              executor, administrator, trustee
                                              or guardian, please add your title
                                              as such. If the shareholder is a
                                              corporation, please sign in full
                                              corporate name by duly authorized
                                              officer or officers and affix the
                                              corporate seal. When shares are
                                              held in the name of two or more
                                              persons, all such persons should
                                              sign.

 PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                          OPTIONAL SHAREHOLDER SURVEY

Dear Shareholder:

     Toll Brothers continually strives to improve the level of communication and service to our shareholders. The purpose of this questionnaire is to determine your overall satisfaction with these services. In this regard, we ask that you complete this questionnaire and return it to us with your completed proxy.

     1. Annual Report to Shareholders.
  _____ Not Satisfied     _____ Somewhat Satisfied     _____ Very Satisfied

     2. Quarterly Reports to Shareholders.
  _____ Not Satisfied     _____ Somewhat Satisfied     _____ Very Satisfied

     3. Responsiveness of stock transfer agent.
  _____ Not Satisfied     _____ Somewhat Satisfied     _____ Very Satisfied

     4. If you are interested in receiving information about a Toll Brothers home in a particular area, please provide your name, address and telephone number on the reverse side of this card or call
        1-800-BUY-TOLL.

                   PLEASE WRITE ANY COMMENTS YOU HAVE BELOW.

                                   THANK YOU.

COMMENTS: ______________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

IF YOU ARE INTERESTED IN RECEIVING INFORMATION ABOUT A TOLL BROTHERS HOME:

NAME: __________________________________________________________________________

ADDRESS: _______________________________________________________________________

         _______________________________________________________________________

TELEPHONE: _____________________________________________________________________

AREA OF INTEREST: ______________________________________________________________